FLOW WAREHOUSING CREDIT AND SECURITY AGREEMENT

between

FRANKLIN CREDIT MANAGEMENT CORPORATION

Borrower

and

SKY BANK

Lender

Dated as of August 11, 2006

FLOW WAREHOUSING CREDIT AND SECURITY AGREEMENT

THIS FLOW WAREHOUSING CREDIT AND  SECURITY AGREEMENT (the “Agreement”) is entered into as of August 10, 2006, between Franklin Credit Management Corporation, a New York corporation (the “Company” or the “Borrower”), having its principal office at 101 Hudson Street, Jersey City, NJ 07302, and Sky Bank, an Ohio banking corporation (the “Bank”), having an office at 110 East Main Street, Salineville, Ohio 43945.

WHEREAS, the Company has requested the Bank, and the Bank is willing, to extend a revolving warehousing line of credit to the Company to finance the purchasing of residential mortgage loans in mortgage loan portfolio pools of less than $1,500,000, in the aggregate, at the time of purchase, and the parties desire to set forth herein the terms and conditions under which Advances under the revolving warehousing line of credit shall be made and security provided for the repayment thereof;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.Defined Terms. Capitalized terms defined below or elsewhere in this Agreement (including the Exhibits hereto) shall have the following meanings:

“Advance” means a disbursement by the Bank under the Commitment, including readvances of funds previously advanced to the Company and repaid to the Bank.

“Advance Request” has the meaning set forth in Section 2.2 hereof.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this FLOW Warehousing Credit and Security Agreement, either as originally executed or as it may from time to time be supplemented, modified or amended.

“Bank” has the meaning set forth in the first paragraph of this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday for banks under the laws of the State of Ohio.

“Collateral” has the meaning set forth in Section 3 hereof.

“Collateral Documents” means all Mortgage Loan Documents evidencing or securing or pertaining to any Pledged Mortgage Loan, whether now existing or hereafter arising, and being generally described on Exhibit C attached hereto. The term Collateral Documents shall also include any endorsements or assignments of such Mortgage Loan Documents to the Company. The Bank shall have the right, on not less than thirty (30) Business Days’ prior written notice to the Company to modify Exhibit C to conform to current legal requirements or Bank practices, and, as so modified, said Exhibits shall be deemed a part hereof.

“Commitment” has the meaning set forth in Section 2.1 hereof.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Conventional Mortgage Loan” means a Mortgage Loan other than a FHA-insured or VA-guaranteed Mortgage Loan.

“Custodian” means the organization, if any, which holds Mortgage Loan Documents under any custodial agreement relating to pooled Mortgage Loans on the Company and Bank’s behalf.

Custodial Agreement” means any custodial agreement entered into by Bank, Company and the Custodian, if any.

“Debt” means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; (b) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services; (c) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, endorser, or otherwise (except as endorser of negotiable instruments for collection in the ordinary course of business), or which such Person has agreed to purchase or otherwise acquire; and (d) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned or being purchased by such Person (even though such Person has not assumed or otherwise become liable for the payment of such indebtedness).

“Default” means the occurrence of any event or existence of any condition which, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Event of Default” means any of the conditions or events set forth in Section 8.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“FHA” means The Federal Housing Administration of the United States Department of Housing and Urban Development and any successor thereto.

“FHLMC” means The Federal Home Loan Mortgage Corporation and any successor thereto.

“Floating Rate” has the meaning set forth in Section 2.4 hereof.

“FNMA” means The Federal National Mortgage Association and any successor thereto.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“GNMA” means Government National Mortgage Association or any successor thereto.

“HUD” means the United States Department of Housing and Urban Development or any successor thereto.

“Indemnified Liabilities” has the meaning set forth in Section 9.3 hereof.

“Index” has the meaning set forth in Section 2.4 hereof.

“Insurer” means FHA, VA or a private mortgage insurer, as applicable.

 “Internal Revenue Code” means the Internal Revenue Code of 1986, or any subsequent federal income tax law or laws, as any of the foregoing have been or may from time to time be amended.

“Investor” means a third party financially responsible institution purchasing Mortgage Loans from the Company pursuant to a Purchase Commitment.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Lock-box Terms” has the meaning set forth in Section 3.5 hereof.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Mortgage” means either (1) a first-lien mortgage, deed of trust, security deed or similar instrument on improved real property; or (2) a second-lien mortgage, deed of trust, security deed or similar instrument on improved real property.

“Mortgage Loan” means any loan evidenced by a Mortgage Note, including any modifications thereof. A Mortgage Loan, unless otherwise expressly stated herein, means a Residential Mortgage Loan.

“Mortgage Loan Documents” means the Mortgage, Mortgage Note, credit and closing packages, disclosures, and all other files, records and documents evidencing, securing, guaranteeing or otherwise arising in connection with or relating to any Pledged Mortgage Loan, and including, without limitation, (to the extent applicable) those documents listed on Exhibit C.

“Mortgage Note” means a note secured by a Mortgage and evidencing a Mortgage Loan.

“Net Worth” means, at any date of determination, (a) Consolidated total assets of the Company and its Subsidiaries at such date less (b) the sum of (i) Consolidated total liabilities of the Company and its Subsidiaries at such date and (ii) the liquidation value of any redeemable preferred stock of the Company and its Subsidiaries at such date, in each case as determined in accordance with GAAP.

“Note” has the meaning set forth in Section 2.3 hereof.

“Notices” has the meaning set forth in Section 11.3.

“Officers’ Certificate” means a certificate executed on behalf of the Company by its vice president, cashier or other appropriate officer.

“Person” means and includes natural persons, corporations, limited liability companies, partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust land trusts, business trusts or other organizations, whether or not legal entities, and companies, governmental agencies and political subdivisions thereof.

“Pledged Mortgage Loans” has the meaning set forth in Section 3.1 hereof.

“Post-Default Rate” means in respect of any day (a “Post-Default Day”) an Event of Default has occurred and is continuing hereunder, a rate per annum on a 360 day per year basis equal to 2% per annum plus the applicable Floating Rate on such Post-Default Day.

“Covered Loan” means (a) a“high cost mortgage” as defined in Section 152(a) of the Home Ownership and Equity Protection Act of 1994; (b) a “high cost home loan” or a “predatory loan” within the meaning of any corresponding state or local laws, including but not limited to, the Georgia Fair Lending Act, the New York State Anti-Predatory Lending Law, and the New Jersey Homeownership Security Act; (c) any loan which under any other state or local law or ordinance could result in such loan being deemed to be unenforceable or could result in the refund or recession of all principal and/or interest paid or to be paid under such loan; and (d) any loan which under a state or local law may otherwise subject the originator and/or holder of such loan to civil or criminal sanctions related to the origination, holding, servicing, and/or transfer of such loan.

“Purchase Commitment” means a written commitment, in form and substance reasonably satisfactory to the Bank, issued in favor of the Company by an Investor pursuant to which that Investor commits to purchase one or more Mortgage Loans, along with the related correspondent or whole loan purchase agreement by and between the Company and the Investor, in form and substance reasonably satisfactory to the Bank, governing the terms and conditions of any such purchases.

“Redemption Amount” has the meaning set forth in Section 3.3 hereof.

“Residential Mortgage Loan” means a Mortgage Loan secured by a Mortgage covering improved real property containing one- to four-family residences, including, condominiums, and cooperative housing units.

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“VA” means the Department of Veterans Affairs and any successor thereto.

Section 1.2.Other Definitional Provisions. (a) Accounting terms not otherwise defined herein shall have the meanings given them under GAAP.

(b) Defined terms may be used in the singular or the plural, as the context requires.

ARTICLE II

THE CREDIT

Section 2.1. The Commitment. (a) Subject to the terms and conditions of this Agreement, including the conditions precedent set forth in Section 4.1 below, and provided no Default has occurred and is continuing, the Bank agrees, from time to time during the period from the date hereof to the expiration date as provided in Section 2.6 hereof, to make Advances to, or on behalf of, the Company solely for the purchase of Mortgage Loans in mortgage loan portfolio pools of less than $1,500,000, in the aggregate, at the time of purchase (and known between the parties individually as a “Flow Transaction” and collectively, as the “Flow Transactions”), provided the total aggregate principal amount which is outstanding at any one time of all such Advances shall not exceed Forty Million Dollars ($40,000,000.00) unless there is a written request by the Company and subsequent approval by an officer of the Bank to modify this amount. The obligation of the Bank to make Advances hereunder up to such limits or the amount to which such limit may be reduced pursuant to Section 2.7(b) hereof, is hereinafter referred to as the “Commitment.” Within the Commitment, the Company may borrow, repay and re-borrow.

(b) Advances shall be used by the Company solely for the purpose of funding or financing the purchase of Flow Transaction Mortgage Loans and shall be made at the request of the Company, in the manner hereinafter provided in Section 2.2., secured by the assignment and pledge of such Mortgage Loans to Bank.

(c) Unless otherwise agreed to by Bank at its sole discretion, no Advance for the purchase of a Mortgage Loan shall exceed (100%) of the purchase price, inclusive of the transaction fee payable to Bank and all out of pocket costs incurred by the Company for the acquisition of such Mortgage Loan.

(d) Notwithstanding anything to the contrary herein, Advances may be obtained by the Company for the purpose of repurchasing Mortgage Loans that were sold by the Company to an Investor, provided, however, an Advance for such purpose shall be limited to 98% of the then unpaid principal balance of the to be repurchased Mortgage Loan, and such Advances shall be repaid not later than the later of (i) sixty (60) days from the date of such Advance, or (ii) at the time of and included with the next refinancing of Advances through a term loan issued under and pursuant to the Senior Debt Facility provided such repurchased Mortgage Loan qualifies for refinancing into the Senior Debt Facility.

Section 2.2.Procedures for Obtaining Advances. (a) The Company may obtain an Advance hereunder, subject to the satisfaction of the conditions set forth in Sections 4.1 hereof, upon compliance with the procedures set forth in this Section 2.2. Requests for Advances shall be initiated by the Company by delivering to the Bank a completed and signed request for an Advance (an “Advance Request”) on the then current form therefor approved by the Bank and provided to the Company. The current form in use by the Bank is set forth in Exhibit B hereto. The Bank shall have the right to revise or supplement approved forms of Advance Request by giving prior written-notice thereof to the Company. Bank, in all events, reserves the right to reject any Loan Request to finance the acquisition of a Covered Loan.

(b) The procedures to be followed by the Company in making an Advance Request for the purchase of Mortgage Loans, and the documents relating to the Collateral described in the Advance Request required to be delivered to the Bank, shall consist of those set forth in the following described Exhibit C attached hereto and hereby made part hereof entitled: Procedures and Documentation for Warehousing Residential Mortgage Loans.

The Bank shall have the right, on not less than thirty (30) days’ prior written notice to the Company, to modify said Exhibit(s) to conform to current legal requirements or requirements set forth by the regulators and independent certified auditors of the Bank, and, as so modified, said Exhibit shall be deemed part hereof for any Advance Requests thereafter delivered.

(c) Before funding any Advance, the Bank shall have three (3) Business Days to examine each Advance Request to be delivered prior to the Advance, as set forth in Exhibit C hereto, and may reject such of them as do not meet the requirements of this Agreement. Bank, in all events, reserves the right to reject any Advance Request to finance the purchase of (i) any Mortgage Loan which in the Bank’s judgment does not comply or did not comply at the time of origination with any federal or state statute or regulation applicable to such Mortgage Loan, and/or (ii) any Covered Loan.

(d) To make an Advance, the Bank shall debit this warehousing credit line account for the amount of the Advance and, unless otherwise agreed to by the Bank, the Bank shall wire the proceeds of such Advance to the Company’s operating account no. _____________ with the Bank.

(e) All Advances under this Agreement shall constitute a single indebtedness and all of the Collateral shall be security for the Note and for the performance of all obligations of the Company to the Bank.

(f) This Agreement shall be separate from and shall not be subject to the Senior Credit Facility except as specifically otherwise provided in this Agreement.

Section 2.3.Note. The Company’s obligation to pay the principal of, and interest on, all Advances made by the Bank shall be evidenced by the promissory note (the “Note”) of the Company dated as of the date hereof substantially in the form of Exhibit A attached hereto. The term “Note” shall include all extensions, renewals and modifications of the Note and all substitutions therefor. All terms and provisions of the Note are incorporated herein.

Section 2.4. Interest & Transaction Fees. (a)  The unpaid principal balance of Advances shall bear interest, payable monthly, on the fifth (5th) day of each month, from the date of such Advance until paid in full, at a floating per annum rate of interest (the “Floating Rate”) from time to time which is fifty (50) basis points less that the Index. The interest rate charged herein shall be adjusted monthly, effective on the first (1st) day of each month, based upon the Index in effect on the last Business Day of the then prior month. As used herein, the term “Index” shall mean the independent index, which is the Prime Rate as published from time to time in the Money Rates Column of The Wall Street Journal. If more than one such prime rate or a range of prime rates is published, the highest prime rate will be used when calculating the Index, and if The Wall Street Journal ceases to publish the Prime Rate, Lender and Company will mutually and reasonably agree upon an independent, replacement source for determining the Prime Rate when calculating the Index. Interest will be calculated on the basis of actual days elapsed over a 360 day year (365/360 basis). Interest will be billed monthly and will be due within ten (10) days of the issuance of the relevant monthly billing statement.

(b) If an Event of Default has occurred and is continuing hereunder, the Company shall be obligated to pay to Bank interest on the outstanding principal balance of outstanding Advances at a rate per annum equal to the Post-Default Rate until paid in full or such Event of Default is cured or waived by the Bank.

(c) The record of the dates and amounts of each Advance, the payments of principal and interest, and applicable interest rates and other information with respect thereto shall be maintained on the books and records of the holder of the Note and such records shall constitute prima facie evidence of the accuracy of the information so recorded.

Section 2.5.Principal Payments. (a) The outstanding principal amount of each Advance shall be payable in full upon the earliest to occur of (i) the occurrence of any event described in Section 2.5(c) hereof with respect to such Advance, (ii) the due date required for such principal amount upon the expiration or termination of the Commitment in accordance with and subject to the terms of Section 2.6 below; or (iii) the occurrence of an Event of Default.

(b) The Company shall have the right to prepay the outstanding Advances in whole or in part, from time to time, without premium or penalty or advance notice, and in accordance with and subject to the terms of Section 3.4 herein-below, the corresponding Pledged Mortgage Loans shall be released from Bank’s security interest.

(c) The Mortgage Loans will be reviewed on a monthly basis and the Company shall be obligated to pay to the Bank, without the necessity of prior demand or notice from the Bank, and the Company authorizes the Bank to charge its account for, the amount of any outstanding Advance against a specific Mortgage Loan upon the occurrence of any of the following events:

1.	One hundred twenty (120) calendar days elapse from the date of the Advance;

2.
Ten (10) Business Days elapse from the date the Collateral Documents relating to a Mortgage Loan against which the Advance was made, were required to be received by the Bank or the custodian without the actual receipt thereof; or

3.
Thirty (30) calendar days elapse from the date a Collateral Document relating to a Mortgage Loan against which the Advance was made was delivered to the Company for correction or completion, without being returned to the Bank, or such Collateral Documents, upon examination by the Bank, are found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment; or

4.	Upon sale of the Mortgage Loan; or

5.
Upon a determination by Bank within thirty (30) days of the date of the Advance that the Mortgage Loan with respect to which such Advance was made is (a) a fraudulent loan, or (b) does not comply, in a material manner, with the requirements of this Agreement, provided, however, in such event, Company shall have sixty (60) days from the date of notification to Company of such determination to either re-pay such Advance to Bank, or in the event of subpart (b), to cure such defect; or

6.
Upon a determination by the regulators or auditors of either the Bank or the Company, that the Mortgage Loan is a predatory loan, as defined in any applicable federal, state or local statute or regulation

(d)  Notwithstanding the foregoing, any such Advance related to a Mortgage Loan meeting criteria 1 above may, at the option of Company, be refinanced through a term loan issued under and pursuant to the related Master Credit and Security Agreement dated October 13, 2004, between the Bank, certain now existing and hereafter arising subsidiaries of the Company (individually, a “Company Subsidiary” and collectively and severally, the “Company Subsidiaries”), and the Company (the “Senior Credit Facility”) (subject to the terms, conditions, covenants and any amendments thereof and provided that term loan advances are then available under such Senior Credit Facility), provided, further however, in the event that such Advance relates to a Mortgage Loan that has been originated with the specific intent to sell such Mortgage Loan to a 3rd party, not more than ninety-eight percent (98%) of such advance may be refinanced with funds from said Senior Credit Facility.

(e)  Upon making such payment to the Bank as outlined in 2.5(c) above, the Company shall be deemed to have redeemed such Mortgage Loan from pledge (other than in the event of a re-finance under the Senior Credit Facility), and the Collateral Documents relating thereto shall be promptly released by the Bank to the Company or to the applicable Investor. The Bank agrees to take such other steps reasonably requested by the Company in connection with such release.

Section 2.6. Expiration and/or Termination of Commitment. (a) Unless terminated earlier as permitted hereunder, the Commitment shall expire of its own term, and without the necessity of action by the Bank, on August 11, 2007. Notwithstanding anything to the foregoing, for any Advance made by the Bank prior to the termination date, the Company shall still have one hundred twenty (120) days from the date of the Advance to pay the Bank the amount of any outstanding Advance or the Company may, at its option, re-finance any such Outstanding Advance through a term loan issued under the Senior Credit Facility.

(b) The Bank shall have the right, without cause, at any time to terminate the Agreement on not less than sixty (60) days’ prior written notice to the Company. During such sixty (60) day notice period, Company may continue to obtain Advances in accordance with the terms of this Agreement, and upon expiration of such sixty (60) day notice period, as set forth above, Company shall continue to have one hundred twenty (120) days from the date of each Advance to pay the Bank the amount of any then outstanding Advances or the Company may, at its option, re-finance any such Outstanding Advances through a term loan issued under the Senior Credit Facility.

(c) The Bank shall also have the right to terminate this Agreement and the line of credit extended to the Company pursuant to the terms of this Agreement, upon any adverse material change in the Company’s financial condition as defined by the Bank in its reasonable discretion during the term of this Agreement upon written notice to the Company. For purposes of this Section 2.6(c), the term “adverse material change” means Company’s failure to comply with and maintain during the term of this Agreement any of the Financial Requirements set forth under Section 6.15. Notwithstanding the foregoing, the Company shall continue to have one hundred twenty (120) days from the date of each Advance to pay the Bank the amount of any then outstanding Advances or, at the discretion of the Bank, may re-finance any such Outstanding Advances through a term loan issued under the Senior Credit Facility.

(d) The Bank shall have the right from time to time and in its sole discretion, to extend the term of this Agreement with prior written notice to the Company. The length of any such extension shall also be determined in the Bank’s sole discretion. Such extension may be made subject to the renegotiation of the terms hereunder and to any other such conditions as the Bank may deem necessary. Under no circumstances shall such an extension by the Bank be interpreted or construed as the Bank’s forfeiture of any of its rights, entitlements or interest created hereunder. The Company acknowledges and understands that the Bank is under no obligation whatsoever to extend the term of this Agreement beyond its expiration date as originally stated in this Agreement, or if extended, to further extend the expiration date beyond any such extension thereof.

Section 2.7.Method of Making Payments; Reductions in Commitment. (a) Except as otherwise specifically provided herein, all payments hereunder shall be received by the Bank on the date when due and shall be made in lawful money of the United States of America in immediately available funds at the office of the Bank, at East Liverpool, Ohio, P.O. Box 5399, zip code 43920, or at such other place as the Bank from time to time shall designate. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, the interest thereon shall be payable at the applicable rate during such extension. Funds received by the Bank after 4:00 p.m. (East Liverpool, Ohio, time) on a Business Day shall be deemed to have been paid by the Company on the next succeeding Business Day.

(b) The Company shall have the right, at any time and from time to time, effective as of the first day of any calendar month, to terminate in whole or permanently reduce in part, without premium or penalty, the amount of the Commitment in excess of the then outstanding principal amount of all Advances hereunder. The Company shall give written notice to the Bank designating the date of such termination or reduction not less than five (5) Business Days’ prior to the date such termination or reduction is to take effect, and the amount of any partial reduction of the Commitment shall be in an aggregate minimum amount of One Hundred Thousand Dollars ($100,000.00) or integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess of that amount.

Section 2.8.Late Payment Fees. In the event the Company fails to make any payment (whether of principal or interest) on the date such payment is due and payable hereunder or under the Note, and such failure continues for more than fifteen (15) days after notice from the Bank, the Company shall pay to the Bank, upon demand therefor, a late payment fee equal to five percent (5%) of the amount of such payment or One Thousand Dollars ($1,000.00), whichever is greater.

Section 2.9.Net Payments. All payments with respect to any Advance shall be made without offset or counterclaim and free from any present or future taxes, levies, imports, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority hereof, other than any taxes on or measured by the net income of the Bank.

Section 2.10.Commitment & Transaction Fees. The Company shall pay the Bank the transaction fee equal to Fifty Dollars ($50.00) for each Advance obtained under the terms of this Agreement which fee shall be billed monthly and will be due within ten (10) days of the issuance of the relevant monthly billing statement. In addition, so long as this Agreement is in effect, the Company shall annually pay the Bank a commitment fee computed as follows: Ten Thousand Dollars ($10,000.00) multiplied by a fraction, the numerator of which is equal to the average monthly un-borrowed amount of the Commitment during the previous year, and the denominator of which is equal to the Commitment. The commitment fee shall be payable by the Company to the Bank within thirty (30) days of the anniversary date of this Agreement. The Bank shall provide the Company with an annual statement showing its computation of the average daily un-borrowed amount of the Commitment for the previous year. Unless the Company contests the accuracy of the Bank’s statement within ten (10) days of receipt, the Bank may debit this credit line account for the amount of the commitment fee.

ARTICLE III

COLLATERAL

Section 3.1.Assignments and Grant of Security Interest. In consideration of the Commitment, and as security for (i) the payment of the Note and (ii) payment and performance of all of the Company’s obligations hereunder, the Company hereby grants to the Bank a security interest in all rights and interest of the Company in and to the following described property (collectively, the “Collateral”):

(a) All Mortgage Loans, including all Mortgage Notes and Mortgages evidencing or securing such Mortgage Loans and all other related Mortgage Loan Documents which from time to time are delivered, or caused to be delivered, or which heretofore have been delivered to the Bank (including delivery to a third party on behalf of the Bank) pursuant hereto or in respect of which an Advance has been made by the Bank or which is hereafter made by the Bank hereunder (the “Pledged Mortgage Loans”); the Company shall deliver a schedule, in form and detail acceptable to Bank, of the Mortgage Loan(s) being purchased from the proceeds of such Advance.

(b) All mortgage insurance and all commitments issued by Insurers to insure or guarantee any Pledged Mortgage Loan; all Purchase Commitments held by the Company covering the Pledged Mortgage Loans and all proceeds resulting from the sale thereof to Investors pursuant thereto; and all personal property, contract rights, collection and servicing rights and servicing fees and income, accounts and general intangibles of whatsoever kind relating to the Pledged Mortgage Loans; said Insurer commitments and the Purchase Commitments, and all other documents or instruments delivered to the Bank in respect of the Pledged Mortgage Loans, and including, without limitation, the right to receive all insurance proceeds and condemnation awards which may be payable in respect of the premises encumbered by any Pledged Mortgage Loan;

(c) All right, title and interest of the Company in and to all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records, information and data of the Company relating to the Pledged Mortgage Loans;

(d) All rights, but not any obligations or liabilities under all purchase agreements relating to the Company’s acquisition of Pledged Mortgage Loans.

(e) All property of the Company, in any form or capacity now or at any time hereafter in the possession or direct or indirect control of the Bank relating to the Pledged Mortgage Loans (including possession by a parent company, affiliate or subsidiary of the Bank);

(f) All rights (but not any obligations or liabilities) of the Company under the Custodial Agreements; and

(g) All replacements, products and proceeds of any and all of the foregoing.

In addition to the foregoing grant of a security interest to the Bank in the Collateral, the Company hereby assigns and delivers to the Bank and grants to Bank a security interest in all of the following: (i) the Company’s right (but not any liabilities of the Company) under all Purchase Commitments now held or hereafter acquired by the Company covering Pledged Mortgage Loans and all proceeds resulting from the sale of Pledged Mortgage Loans pursuant thereto; and (ii) all rights of the Company (but not any liabilities of the Company) with respect to Investors to the extent related to the Pledged Mortgage Loans. Upon the request of the Bank, the Company shall execute any further document or instrument reasonably requested by the Bank to further evidence or effectuate the assignments set forth in this subparagraph.

Without limiting the foregoing, it is the express intention of the Company, that the security interest granted above is and shall be a continuing security interest covering all now present (or then present), and all future obligations of the Company to Bank hereunder or arising hereunder; and that the security interests granted herein by the Company shall remain in effect until all indebtedness secured hereby has been paid in full and the Commitment has expired or has been otherwise terminated.

Upon the request of the Bank, the Company shall execute any further document or instrument reasonably requested by the Bank to further evidence or effectuate the assignments and security interests set forth in this Section. Furthermore, the Company (a) hereby authorizes Bank to sign (if required) and file financing statements at any time with respect to any of the Collateral, without such financing statements being executed by, or on behalf of, the Company, (b) shall, at any time on request of Bank, execute or cause to be executed financing statements in respect of any Collateral, and (c) shall reasonably cooperate to provide any information reasonably required by the Bank in connection with the filing of financing statements with respect to the Collateral. The Company agrees to pay all filing fees, including fees for filing continuation statements in connection with such financing statements, and to reimburse Bank for all costs incurred in connection therewith.

Section 3.2.Reserved.

Section 3.3.Right of Redemption from Pledge. Provided no Default or Event of Default has occurred and is continuing, the Company may redeem a Mortgage Loan from pledge, by either paying, or causing an Investor to pay, to the Bank, for application to prepayment of the principal balance of the Note, an amount (the “Redemption Amount”) equal to amount of the Advance made with respect to such Mortgage Loan, which is still outstanding. To determine the exact amount of an Advance for an individual Mortgage Loan under this Section 3.3, the Bank will be provided, prior to making an Advance, with loan level pricing detailing the percentage price to be paid, (rounded to the nearest tenth of one percent) and the proposed funding cost to the Bank (rounded to the nearest one dollar) for each Mortgage Loan proposed for purchase by the Company.

Section 3.4.Collection and Servicing Rights. (a) The Company agrees that the “Lock Box Terms” set forth on Exhibit F shall be utilized by Company for the receiving, collecting, and processing of all sums payable to the Company in respect of the Collateral (the “Lock-box Terms”). Under that Lock-box Terms the Bank shall be entitled to receive all sums payable to the Company in respect of the Collateral. All amounts payable to the Company for the purchase by any Investor of any Pledged Mortgage Loans shall also be paid directly to the Bank. The Company shall instruct each Pledged Mortgage Loan obligor to direct all payments due under the Pledged Mortgage Loans, and shall direct each Investor to pay the amounts payable for the purchase of such Pledged Mortgage Loans, directly to the Lockbox address at the Bank. Without limiting the foregoing, Following the occurrence of any Event of Default, the Bank may, at any time thereafter, upon written notice to the Company, be entitled to service, receive and collect all sums payable to the Company in respect of the Collateral, and in such case: (i) the Bank in its discretion may, in its own name or in the name of the Company or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and (ii) all amounts so received and collected by the Bank shall be held by it as part of the Collateral.

(b) The Bank shall have the right on not less than thirty (30) days prior notice to the Company to reasonably modify the Lock-box Terms to conform to then current Bank practices upon mutual agreement of Company, not to be unreasonably withheld, and/or banking regulations.

Section 3.5.Return of Collateral at End of Commitment. If (i) the Commitment shall have expired or been terminated, and (ii) no Advances, interest or other amounts evidenced by the Note or due under this Agreement shall be outstanding and unpaid, the Bank shall promptly deliver or release all Collateral in its possession to the Company. The Bank shall also execute and deliver such assignments and other instruments and documents reasonably requested by the Company to vest title in the Collateral into the Company. The receipt of the Company for any Collateral released or delivered to the Company pursuant to any provision of this Agreement shall be a complete and full acquittance for the Collateral so returned.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1.Advances. The obligation of the Bank to make Advances under this Agreement are subject to the following conditions precedent:

(a) The Bank shall have received the following, all of which must be satisfactory in form and content to the Bank, in its reasonable discretion:

(1) On or before the date hereof, the Note duly executed by the Company;

(2) On or before the date hereof of Certified copies of the Company’s articles of organization and by-laws, and certificate of good standing dated no less recently than one (1) month prior to the date of the initial Advance;

(3) On or before the date hereof of an original resolution of the board of directors of the Company, certified as of the date of this Agreement by its secretary, authorizing the execution, delivery and performance of this Agreement and the Note, and all other instruments or documents to be delivered by the Company pursuant to this Agreement;

(4) On or before the date hereof of a true and complete copy of the audited financial statements of the Company for the most recent fiscal year-end containing a balance sheet and related statements of income and retained earnings (the “Statement Date”) and changes in financial position for the period ended on the Statement Date, all prepared in accordance with GAAP;

(5) On or before the date hereof of copies of the certificates, documents or other written instruments which evidence the Company’s eligibility described in Section 5.13 hereof, all in form and substance satisfactory to the Bank;

(6) On or before the date hereof of Copies of the Company’s errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy, or certificates in lieu of policies, all in form and content satisfactory to the Bank, showing compliance by the Company; and

(7) On or before the date hereof of a Power of Attorney to indorse negotiable instruments in the form of Exhibit E.

(8) On or before the date hereof of The Bank shall have received evidence satisfactory to it as to the due filing and recording in all appropriate offices of all financing statements and other instruments as may be necessary to perfect the security interest of the Bank in the Collateral under the Uniform Commercial Code of the State of New York or other applicable law.

(9) Prior to each Advance, (a) the Bank shall have received a true and complete copy of each of the following: (i) the purchase agreement relating to the acquisition of the Mortgage Loan(s) being acquired with the Advance, and the assignment documents assigning such Mortgage Loan(s) to the Company or, where applicable, the Mortgage Identification Number (“MIN”) for each Mortgage Loan registered on the MERS® System to track the transfer of ownership and/or servicing rights to the Company; and evidence that such assignment to Borrower has been appropriately registered on the MERS® System; and (ii) a schedule, in form and detail acceptable to Bank of the Mortgage Loan(s) being purchased; and (b) the Company shall have delivered to the Bank an Advance Request, and shall have delivered to the Bank or the Custodian the Collateral Documents called for under this Agreement, and shall have satisfied the procedures set forth in, Sections 2 and the applicable Exhibits related thereto. All items delivered to the Bank must be reasonably satisfactory to the Bank in form and content, and the Bank may reject such of them as do not meet the requirements of this Agreement.

(10) The representations and warranties of the Company contained in Article V hereof shall be true and correct in all material respects as if made on and as of the date of each Advance unless the same by its terms relates to an earlier date.

(11) The Company shall have performed all agreements to be performed by it hereunder and under the Note, and after giving effect to the requested Advance, there shall exist no Default or Event of Default hereunder or under the Note.

(12) As of the date of such Advance, the Company shall not have (i) incurred any material liabilities, direct or contingent, other than in the ordinary course of its business that would render it to be noncompliant with the financial requirements set forth in Article 6 herein, since the dates of the Company’s most recent financial statements theretofore delivered to the Bank, or (ii) experienced any other material adverse change in its business or operations.

Acceptance of the proceeds of the requested Advance by the Company shall be deemed a representation by the Company that all conditions set forth in this Section 4 shall have been satisfied as of the date of such Advance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and make each Advance, the Company hereby represents and warrants to the Bank, as of the date of this Agreement and as of the date of each Advance Request and of each Advance, that:

Section 5.1.Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the full legal power and authority to own its property and to carry on its business as currently conducted and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of the Company.

Section 5.2.Authorization and Enforceability. The Company has the power and authority to execute, deliver and perform this Agreement, the Note and all other documents contemplated hereby or thereby. The execution, delivery and performance by the Company of this Agreement, the Note and all other documents contemplated hereby or thereby and the making of the borrowing hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of the Company (none of which actions have been modified or rescinded, and all of which actions are in full force and effect) and do not and will not conflict with or violate any provision of law or of the articles of organization or bylaws of the Company, conflict with or result in a breach of or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Company (other than pursuant to this Agreement), or result in or require the acceleration of any indebtedness of the Company pursuant to any agreement, instrument or indenture to which the Company is a party or by which the Company or its property may be bound or affected. This Agreement, the Note and all other documents contemplated hereby or thereby constitute legal, valid, and binding obligations of the Company enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights and by general principles of equity.

Section 5.3.Approvals. The execution and delivery of this Agreement, the Note and all other documents contemplated hereby or thereby and the performance of the Company’s obligations hereunder and thereunder do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority.

Section 5.4.Financial Condition. The balance sheet of the Company as at the Statement Date, and the related statements of income and cash flows for the fiscal year ended on the Statement Date, heretofore furnished to the Bank, fairly present the financial condition of the Company as at the Statement Date and the results of its operations for the fiscal period ended on the Statement Date. The Company had, on the Statement Date, no known liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, except as heretofore disclosed to the Bank in writing or otherwise reflected on the Company’s balance sheet, and except for the Bank’s extension(s) of credit to the Company Except for financial statements prepared for interim periods between the fiscal year-end, all financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Statement Date, there has been no material adverse change in the business, operations, assets or financial condition of the Company, nor is the Company aware of any state of facts which (with or without notice or lapse of time or both) would or could result in any such material adverse change.

Section 5.5.Litigation. There are no actions, claims, suits or proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency which, if adversely determined, may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of the Company.

Section 5.6.Licenses; Compliance with Laws. The Company has all material permits, licenses, authorizations and approvals with all governmental authorities or agencies that are required in order to permit it to conduct its business as presently conducted, and all such material permits, licenses, authorizations and approvals that are required to conduct its business as presently conducted are in full force and effect. The Company, to the best of its knowledge, is not in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority which might have a material adverse effect on the business, operations, assets or financial condition of the Company.

Section 5.7.Regulation U. No part of the proceeds of any Advances made hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

Section 5.8.Investment Company Act. The Company is not an “investment company,” or a company controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.9.Payment of Taxes. The Company has filed or caused to be filed all federal, state, and local income, excise, property and other tax returns with respect to the operations of the Company, which to the knowledge of the Company are required to be filed, all such returns are true and correct in all material respects, and the Company has paid or caused to be paid all taxes as shown on such returns or on any assessment to the extent that such taxes have become due, except in cases where the Company has disputed in good faith the amount of said taxes.

Section 5.10.Agreements. The Company is not a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in this Agreement. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties or financial condition of the Company. No holder of any indebtedness of the Company has given notice of any asserted default thereunder, and no liquidation or dissolution of the Company and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to the Company or any of its properties is pending, or to the knowledge of the Company, threatened.

Section 5.11.Title to Properties. The Company has good, valid, insurable (in the case of real property) and marketable title to all material portions of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in this Agreement, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all Liens except as disclosed in such financial statements, and liens created in favor of Bank (the “Bank Liens”)

Section 5.12.Reserved.

Section 5.13.Eligibility. The Company has and shall maintain in good standing all state and local permits, licenses, approvals, registrations and qualifications which are required in order to permit the Company to conduct its business, in all material manners, as presently conducted, and which if not maintained in good standing could materially and adversely affect the Companies business, operations, assets, or financial condition or which could materially and adversely impair the ability of Company to perform its obligation hereunder.

Section 5.14.Special Representations Concerning Collateral. The Company hereby represents and warrants to the Bank, as of the date of this Agreement and as of the date of each Advance Request and of each Advance, that:

(a) The Company owns the Collateral free and clear of any Lien, except for the security interest created by this Agreement, and any rights of Investors and Insurers of the Pledged Mortgage Loans. No financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of Bank relating to this Agreement. The Company has no trade name.

(b) This Agreement, together with the Bank’s possession of the Mortgage Notes and a duly filed financing statement, creates a valid and perfected first priority security interest in the Mortgage Notes in favor of the Bank, securing the payment of the Note, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or shall be taken at the time of the initial Advance hereunder.

(c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (and has not been obtained, delivered or filed, as applicable) either (i) for the grant by the Company of the security interest granted hereby or for the execution, delivery or performance of this Agreement by the Company, or (ii) for the perfection of or the exercise by the Bank of its rights and remedies hereunder, other than the filing of a financing statement which has been duly executed by the Company and delivered to the Bank for filing.

(d) The Mortgage Loan Documents have been duly executed by the mortgagor and create valid and legally binding obligations of the mortgagor, enforceable in accordance with their terms, except as may be limited by bankruptcy or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity, and to the knowledge of the Company there are no rights of rescission, set-offs, counterclaims or other defenses with respect thereto. The full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the mortgagor named therein. There is no requirement for future advances and except for Mortgage Loans insured under Section 203(k) of the National Housing Act, any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied. To Company’s knowledge and except as disclosed to Bank, there is no material default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note, and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, other than waivers in the ordinary course of servicing the Mortgage Loan which do not have a material adverse effect of the Collateral; the Company has not waived any material default, breach, violation or event of acceleration; and the terms of the Mortgage Loan have in no way been waived, impaired, changed or modified. To Company’s knowledge and except as disclosed to Bank, all tax identifications and property descriptions are legally sufficient; tax segregation, where required, has been completed and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid.

(e) Except as disclosed to Bank in writing, to the best of the Company’s knowledge based upon due diligence conducted by the Company, each of the Mortgage Loans has been originated, made and serviced in material compliance with all industry standards, and all applicable federal, state and local statutes, regulations and rules, including, without limitation, the Federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder, the Federal Fair Credit Reporting Act, the Federal Equal Credit Opportunity Act, the Federal Real Estate Settlement Procedures Act of 1974, as amended, and Regulation X thereunder, the Home Ownership and Equity Protection Act of 1994, Section 32 of regulation Z thereunder, and all applicable usury, licensing, real property, consumer protection and other laws.

(f) Except as disclosed to Bank in writing, to the best of the Company’s knowledge based upon due diligence conducted by the Company, each of the Mortgage Loans presently is covered by a policy of hazard insurance, unless the Mortgage is not a first lien mortgage, (and flood insurance and insurance against other insurable risks and hazards as required), in amounts not less than outstanding principal balance of the Mortgage Loans or such maximum lesser amount as permitted by applicable law, all in a form usual and customary in the industry and which is in full force and effect, and all amounts required to have been paid under any such policy have been paid;.

(g) Except as is disclosed to Bank in writing, to the best of the Company based upon due diligence conducted by the Company, no Mortgage Loan is a Covered Loan.

(h) A title commitment or a valid and enforceable title policy currently in full force and effect has been issued for each Mortgage Loan which is a first mortgage lien, and in the case of title insurance, in an amount not less than the original principal amount of such Mortgage Loan, and which title opinion opines or which title policy insures that the Mortgage relating thereto is a valid first lien on the property therein described and that the mortgaged property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage except for taxes not yet due and payable and minor title irregularities that do not have a material adverse effect on the use or marketability of the mortgaged property.

(i) All escrow/custodial accounts have been established in accordance with applicable laws and by the terms of the related Mortgages.

(j) Except as disclosed to Bank in writing, any and all payments made with respect to the individual Pledged Mortgage Loans have been and will be applied to such Mortgage Loan in accordance with the terms of the Mortgage Note and Mortgage and any modifications thereof evidencing and securing that Mortgage Loan.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Company agrees that so long as the Commitment is outstanding or there remain any obligations of the Company to be paid or performed under this Agreement or under the Note, the Company agrees as follows:

Section 6.1.Payment of Note. The Company will punctually pay or cause to be paid the principal and interest on and all other amounts due and payable hereunder and under the Note in accordance with the terms hereof and thereof.

Section 6.2.Financial Statements and Other Reports. The Company will deliver or cause to be delivered to the Bank, or make available to the Bank, as applicable:

(a) Upon request by the Bank, as soon as available and in any event within forty-five (45) days after each calendar quarter, statements of income and cash flows of the Company for the immediately preceding quarter, and related balance sheet as of the end of the immediately preceding quarter, all in reasonable detail and certified by the chief financial officer or other appropriate officer of the Company, subject, however, to year-end audit adjustments.

(b) As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year: a true and complete copy of the Company’s independently audited financial statements of the Company for the then most recent fiscal year-end (the “Statement Date”), containing a balance sheet and related statements of income and retained earnings and changes in financial position for the period ended on the Statement Date, all prepared in accordance with GAAP and accompanied by an opinion of an accounting firm reasonably satisfactory to the Bank, or other independent public accountants of recognized standing selected by the Company and acceptable to the Bank, as to said financial statements and a certificate signed by the chief financial officer or other appropriate officer of the Company stating that said financial statements fairly present the financial condition and results of operations of the Company as at the end of, and for, such year.

(c) Such other reports in respect of the Mortgage Loans pledged as collateral, in such detail and at such times as the Bank in its reasonable discretion may request at any time or from time to time.

(d) Upon request, copies of all audits, examinations and reports concerning the operations of the Company from any licensing authority, to the extent not subject to restrictions on disclosure,

(e) From time to time, with reasonable promptness, such further information regarding the business, operations, properties or financial condition of the Company as the Bank may reasonably request.

Except for financial statements prepared for interim periods between the fiscal year end, all financial statements and reports furnished to the Bank hereunder shall be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements as at, and for the period ended, the Statement Date (except to the extent otherwise required to conform to good accounting practice).

Section 6.3.Maintenance of Existence; Conduct of Business. The Company will preserve and maintain its corporate existence in good standing and all of its material rights, privileges, licenses, qualifications and franchises necessary or desirable in the normal conduct of its business, including, without limitation, its eligibility as an approved servicer of mortgage loans, where required, as described under Article 5 hereof; and make no material change in the nature or character of its business, if such material change would result in Company being unable to fulfill or complete its duties and obligations under this Agreement.

Section 6.4.Compliance with Applicable Laws. The Company will comply with the requirements of all applicable laws, rules, regulations (including laws, rules and regulations relating to predatory lending) and orders of any governmental authority and prudent industry standards, a breach of which could materially adversely affect its business, operations, assets, or financial condition or which could materially adversely impair the ability of Company to perform its obligation hereunder, except where contested in good faith and by appropriate proceedings.

Section 6.5.Inspection of Properties and Books. The Company will permit authorized representatives of the Bank, its parent company or affiliates (i), to discuss the business, operations, assets and financial condition of the Company and its Subsidiaries with their officers and employees, (ii) to examine their books, records, information and service systems and properties, and make copies or extracts thereof subject to applicable laws with respect to confidentiality of customer records, (iii) to examine and audit the Company’s Loan accounts, individual Pledged Mortgage Loans, and related documentation and Collateral, and (iv) for those purposes, to visit the Company’s, all at such reasonable times as the Bank may request. Upon the request of its accountants, the Company will provide its accountants with a copy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly and fully any and all questions that the officers of the Bank or any authorized representatives of the Bank may address to them in reference to the financial condition or affairs of the Company. In addition to the foregoing, the Company shall provide, or cause to be provided, live, “real time” read/view only access to the data system(s) for all records maintained by the Company related to the Pledged Mortgage Loans. The purposes or uses for which the Bank may use the right of access to such data system records, and the rights of inspection, examination, and audit set forth in this Section shall include, without limitation, the following: (i) to ensure that the administration, and their payment processing remain in compliance with the terms of this Agreement; (ii) to enable the Bank to periodically sample or test the flow of payments received from the Pledged Mortgage Loan obligors; and (iii) to enable the Bank to periodically determine the value of the Bank’s Collateral from time to time and to ensure that the Collateral continues to meet the Bank’s underwriting standards throughout the life of those Mortgage Loans.

Section 6.6.Notice. The Company will give prompt written notice to the Bank of (a) any action, suit or proceeding instituted against the Company in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign) which may reasonably be expected to result in damages of Five Hundred Thousand Dollars ($500,000.00) or more, or of any written notification that the filing of any such action, suit or proceeding against the Company is imminent, and containing the details thereof, (b) the filing, recording or assessment of any federal, state or local tax lien of more than $100,000.00, individually or in the aggregate, against the Company, or any of its assets, which lien is not released or satisfied within sixty (60) days and the Company has not commenced and is not then diligently pursing appropriate actions to stay enforcement of the lien or assessment or to contest the validity of such filing, (c) the occurrence of any Default or Event of Default hereunder, (d) the actual or written threat of the imminent suspension, revocation or termination of the Company’s eligibility, in any respect, as an approved servicer of mortgage loans, where required, as described under Section 5.13 hereof which will have a material and adverse effect on the Company’s business operations, , and (e) any other action, event or condition of any nature which may lead to or result in a material adverse effect upon the business, operations, assets, or financial condition of the Company or which, with or without notice or lapse of time or both, would constitute a default under any other material agreement, instrument or indenture to which the Company is a party or to which the Company, its properties or assets may be subject.

Section 6.7.Payment of Debt, Taxes, etc. The Company will pay and perform all obligations of the Company promptly and in accordance with the terms thereof and pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon the Company or upon its income, receipts or properties before the same shall become past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which the Company shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings which are being reasonably and diligently pursued.

Section 6.8.Insurance. The Company will maintain (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with responsible companies and in such amounts as is customary and usual for a prudent mortgage servicing institution, and (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity, and (c) within thirty (30) days after written notice from the Bank, will obtain such additional insurance as the Bank shall reasonably require, all at the sole expense of the Company. Copies of all such policies shall be furnished to the Bank without charge upon request of the Bank.

Section 6.9Reserved.

Section 6.10.Purchased Loans. The Company will indemnify and hold the Bank harmless from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of any correspondent of the Company to comply with the disbursement or instruction letter or letters of the Company or of the Bank relating to Mortgage Loans purchased by the Company with Advances hereunder.

Section 6.11 Loan Purchase Agreement. The Company will use its best commercially reasonable efforts, reasonably and in good faith, to include covenants, representations, and warranties covering the following items in its Mortgage Loan purchase agreements with respect to the acquisition of the Pledged Mortgage Loans, and cause such purchase agreements to include, except as disclosed to Bank in writing: (i) standard representations and warranties as to the due organization of the seller and the seller’s authorization to sell the loans; (ii) representations and warranties regarding the mortgage loans being purchased, and the documentation for the same consistent with general commercial standards, but in any event, having representations and warranties consistent with the requirements for Mortgage Loans set forth in this Agreement; (iii) standard remedies for breach of contract; (iv) covenant that the seller will buy back from the Company (or any assignee) any mortgage loan which does not comply with representations and warranties regarding it; and (vi) covenant that the seller will indemnify and hold the Company, and any assignee, harmless against any and all damages which the indemnified party may suffer on account of any mortgage loan which does not meet representations and warranties.

Section 6.12.Other Loan Obligations. The Company will perform in all material respects all obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which the Company is bound or to which any of its property is subject, and will promptly notify the Bank in writing of the cancellation or reduction of any of its other mortgage warehousing lines of credit or agreements with any other lender.

Section 6.13.Use of Proceeds of Advances. The Company will use the proceeds of each Advance solely for the purpose of financing the purchase of Mortgage Loans in accordance with the terms, conditions, requirements and representations and warranties set forth in this Agreement.

Section 6.14.The Company will assist the Bank in the performance of the Bank’s due diligence in response to Advance Requests in order for the Bank to gain assurance that the terms and conditions of this Agreement will be met; and The Company will perform reasonable due diligence when agreeing to purchase Mortgage Loans to be financed by Advances from Bank hereunder in order to ensure that the Mortgage Loans comply with the terms and conditions of this Agreement.

Section 6.15. Financial Requirements. (a) Net Worth. The Company will maintain at all times a Net Worth equal to or greater than $10,000,000.00.

Section 6.16. Custodial Agreement. The Company will maintain in effect the Custodial Agreement, or another custodial agreement with another custodian with substantially the same terms as the Custodial Agreement.

Section 6.17.Special Affirmative Covenants Concerning Collateral. (a) The Company warrants and will defend the right, title and interest of the Bank in and to the Pledged Mortgage Loans against the claims and demands of all persons whomsoever.

(b) The Company shall service or cause to be serviced in all material respects all Pledged Mortgage Loans in accordance with all applicable governmental requirements, including without limitation taking all actions necessary to enforce the obligations of the obligors under such Pledged Mortgage Loans. The Company shall hold all escrow funds collected in respect of Pledged Mortgage Loans in trust, without commingling the same with non-custodial funds, and apply the same for the purposes for which such funds were collected.

(c) The Company shall execute and deliver to the Bank such Uniform Commercial Code financing statements with respect to the Collateral as the Bank may reasonably request. The Company shall also execute and deliver to the Bank such further instruments of sale, pledge or assignment or transfer, and such powers of attorney, as reasonably required by the Bank, and shall do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Bank under this Agreement. The Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Ohio, or any other applicable law, in addition to all rights provided for herein.

(d) The Company shall maintain, at its principal office or in a regional office approved by the Bank, or in the office of the custodian under the Custodial Agreement, and, upon request, shall make available to the Bank the originals, or copies in any case where the original has been delivered to the Bank, or to an Investor, of its Mortgage Notes and Mortgages included in Mortgage Loans, Purchase Commitments, and all related Pledged Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

(e) Any and all payments made with respect to the individual Pledged Mortgage Loans will be applied to such Pledged Mortgage Loan in accordance with the terms of the Mortgage Note and Mortgage and any modifications thereof evidencing and securing that Pledged Mortgage Loan, and the books, records, accounts and reports of the Company with respect to the Pledged Mortgage Loans and servicing contracts have will be prepared and maintained in accordance with all applicable Investor and Insurer requirements.

ARTICLE VII

NEGATIVE COVENANTS

The Company agrees that so long as the Commitment is outstanding or there remain any obligation of the Company to be paid or performed hereunder or under the Note, the Company shall not, either directly or indirectly, without the prior written consent of the Bank:

Section 7.1.Contingent Liabilities. Assume, guarantee, endorse, or otherwise become liable for the obligation of any Person, other than a subsidiary or affiliate of the Company, except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

Section 7.2.Merger; Sale of Assets; Acquisitions; Change in Control; Change of Senior Management. Except for the securitization, sale or purchase of loans in the ordinary course of the business, liquidate, dissolve, consolidate or merge or sell, transfer or otherwise dispose of, any substantial part of its assets, which would cause the Company to not be in compliance with the financial covenants of Section 6.14, or which would otherwise cause a material adverse change in the Company’s financial condition, or which would result in a material adverse change in the Company’s business operations, or permit ownership beneficially or of record of the voting stock of Company which results in Thomas J. Axon having a non-controlling ownership interest of the voting stock of the Company. For purposes of this section, “control” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

Section 7.3.Loss of Eligibility. Take, or fail to take, any action that would cause the Company to lose all or any part of its status as an eligible servicer of mortgage loans, where required, which if not maintained in good standing could materially and adversely affect the Company’s business, operations, assets, or financial condition or which could materially and adversely impair the ability of Company to perform its obligation hereunder, as described under Section 5.13 hereof.

Section 7.4.Special Negative Covenants Concerning Collateral. Except in the ordinary course of business of servicing the Pledged Mortgage Loans in accordance with reasonable and customary servicing practices in the industry for the same type of mortgage loans as the Pledged Mortgage Loans, Company shall not do or permit any of the following:

(i) cancel or terminate any of the Collateral Documents (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or materially amend or otherwise modify any term or condition of any of the Collateral Documents; settle or compromise any claim in respect of any Pledged Mortgage Loan or any other Collateral; or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Collateral Documents or take any other action under any such agreement not required by the terms thereof, unless (in each case) Bank shall have consented thereto.

(ii) Except as permitted in this Agreement, sell, assign, transfer or otherwise dispose of, or grant any option with respect to the Collateral or any interest therein; or

(iii) pledge or otherwise encumber any of the Collateral, or accept consideration other than cash in payment or liquidation of the Collateral.

ARTICLE VIII

DEFAULTS; REMEDIES

Section 8.1.Events of Default. The occurrence of any of the following conditions or events shall be in event of default (“Event of Default”):

(a) Failure to pay the principal of any Advance when due or required under the Note or this Agreement, whether at stated due date or stated maturity date, or by acceleration, or otherwise; or failure to pay any installment of interest on any Advance or any other amount due under this Agreement when due and any such failure shall continue unremedied for fifteen days; or

(b) Failure of the Company to pay, or any default in the payment of any principal or interest on, any other indebtedness or in the payment of any contingent obligation which are in the aggregate amount of One Hundred Thousand Dollars ($100,000.00); or breach or default with respect to any other material term of any other indebtedness or of any loan agreement, note, mortgage, security agreement, indenture or other agreement relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, indebtedness of the Company or its Subsidiaries in the aggregate amount of One Hundred Thousand Dollars ($100,000.00) or more to become or be declared due prior to its stated maturity; or

(c) Failure of the Company to perform or comply with any term or condition applicable to it contained in Sections 6.1 through 6.16 inclusive, or 7.1 through 7.5, inclusive, of this Agreement; or

(d) If any of the Company’s representations or warranties made herein or in any statement or certificate at any time given by the Company in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made; or

(e) If, the Company shall default in the observance or performance of, or compliance with, any term contained in this Agreement other than those referred to above in subsections 8.1(a), (b), (c) or (d), and such default shall not have been remedied or waived within thirty (30) days after receipt of notice from the Bank of such default; or

(f) (i) A court having jurisdiction shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or (ii) any other similar relief shall be granted under any applicable federal or state law; or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company, or over all or a substantial part of their respective properties, shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of the Company for all or a substantial part of its respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Company, and the continuance of any such events in this clause (ii) for sixty (60) days unless dismissed, bonded off or discharged; or

(g) If the Company shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion to an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Company of any assignment for the benefit of creditors; or the inability or failure of the Company, or the admission by the Company in writing of its inability to pay its debts as such debts become due; or

(h) If any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of One Hundred Thousand Dollars ($100,000.00) shall be entered or filed against the Company or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(i) If any order, judgment or decree shall be entered against the Company decreeing the dissolution, liquidation or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(j) If the Company, other than in good faith, shall purport to disavow its obligations hereunder or shall contest the validity or enforceability hereof; or the Bank’s security interest in any material portion of the Collateral shall become unenforceable or otherwise impaired; or

(k) If the Company shall have been subject to an enforcement action by any federal regulatory agency which may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of the Company;

Section 8.2. Remedies. (a) Upon the occurrence of any Event of Default described in Section 8.1(f) or (g) the unpaid principal amount of and accrued interest on the Note shall automatically become due and payable, without presentment, demand or other requirements of any kind, all of which are hereby expressly waived by the Company, and the obligation of the Bank to make Advances shall thereupon terminate.

(b) Upon the occurrence of any Event of Default (other than those described in Section 8.1(f) or (g)), the Bank may, by written notice to the Company declare all or any portion of the Advances to be due and payable whereupon the same shall forthwith become due and payable, together with all accrued interest thereon, and the obligation of the Bank to make Advances shall thereupon terminate.

(c) Upon the occurrence of any Event of Default, the Bank may also do any one or more or all of the following:

(1) Foreclose upon or otherwise enforce its security interest in and Lien on all of the Collateral or on any portion thereof to secure all payments and performance of obligations owed by the Company under this Agreement.

(2) Notify all obligors of Collateral or on any portion thereof that the Collateral has been assigned to the Bank and that all payments thereon are to be made directly to the Bank or such other party as may be designated by the Bank; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral, any such obligor or Investor or any portion of the Collateral, on terms acceptable to the Bank; enforce payment and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce security interests in, such Collateral by any available judicial procedure or, if permitted by applicable law, without judicial process and sell property acquired as a result of any such foreclosure.

(3) Act, or contract with a qualified third party to act, as servicer of all or any item of Collateral requiring servicing and perform all obligations required in connection with Purchase Commitments, such third party’s fees to be paid by the Company.

(4) Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of the State of New York or the state in which the Collateral is located, including but not limited to selling the collateral at public or private sale. The Bank shall give the Company not less than sixty (60) days’ written notice of any such public sale or of the date after which private sale may be held. The Company agrees that sixty (60) days’ notice shall be reasonable notice. At any such sale the Collateral may be sold as an entirety or in separate parts, as the Bank may determine, but any such sale shall be conducted in a commercially reasonable manner. The Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Bank until the selling price is paid by the purchaser thereof, but the Bank shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Bank may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon all or any portion of the Collateral or to foreclose the pledge and sell all or any portion of the Collateral under a judgment or decree of a court or courts of competent jurisdiction, or both.

(5) Proceed against the Company on the Note.

(6) Pursue any rights and/or remedies available at law or in equity against the Company.

(d) The Bank shall not be required to take any steps necessary to preserve any rights of the Company against holders of mortgages prior in lien to the Lien of any Mortgage included in the Collateral or to preserve rights against prior parties.

(e) The Bank may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage included in the Collateral, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Bank in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, shall be paid by the Company, shall be secured by the Collateral, and until paid, shall bear interest from the date of expenditure at the rate of interest specified herein and/or in the Note.

(f) No failure on the part of the Bank to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by the Bank of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

Section 8.3. Application of Proceeds. Unless otherwise required by applicable law, the proceeds of any sale or other enforcement of the Bank’s security interest in all or any part of the Collateral may be applied by the Bank in such order of priority as the Bank may determine at its sole discretion, including, without limitation, the following:

(a) To the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to the Bank’s agents and counsel, and all customary and usual expenses, liabilities and advances made or incurred by or on behalf of the Bank in connection therewith;

(b) To the payment of any other amounts due under the Note or this Agreement (whether for principal or interest or otherwise), in such order and manner as the Bank elects; and

(c) To the payment to the Company, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

If the Proceeds of any such sale are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of the Note and all other amounts due hereunder, the Company shall remain liable for any deficiency.

All references to costs and expenses of Bank (including attorney fees) to be reimbursed to Bank by Borrower shall mean Bank’s reasonable costs, and expenses (including reasonable attorney fees).

Section 8.4. Bank Appointed Attorney-in-Fact. The Bank is hereby appointed the attorney-in-fact of the Company, after the occurrence and during the continuance of an Event of Default hereunder, with full power of substitution, for the purpose of carrying out the provisions hereof, and taking any action and executing any instruments which the Bank may deem necessary or advisable to accomplish the purposes hereof or thereof, after the occurrence and during the continuance of an Event of Default hereunder, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Bank shall have the right and power to give notices of its security interest in the Collateral to any Person, either in the name of the Company, or in its own name, after the occurrence and during the continuance of an Event of Default hereunder to endorse all Pledged Mortgage Loans payable to the order of the Company or, after the occurrence and during the continuance of an Event of Default hereunder, to receive, endorse and collect all checks made payable to the order of the Company, representing any payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Mortgage Loans and to give full discharge for the same and execute any and all instruments in writing whatever kind and nature, if they be necessary, and be necessary and deemed proper by Bank to effectively assure its appropriate lien position in the Collateral and in the Pledged Mortgage Loans.

Section 8.5. Right of Set-off. If the Company shall default in the payment of the Note, any interest accrued thereon, or any other sums which may become payable hereunder when due, or in the performance of any of its other obligations or liabilities under this Agreement, the Bank, shall have the right, at any time and from time to time, without notice, to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Bank or a parent company, affiliate, or subsidiary to or for the credit of the account of the Company against and on account of the obligations and liabilities of the Company under the Note and this Agreement, irrespective of whether or not the Bank shall have made any demand hereunder and whether or not said obligations and liabilities shall have matured, provided, however, that the aforesaid right of set-off shall not apply to any deposits of escrow monies or other funds being held on behalf of the mortgagors under Mortgage Loans or other third parties, and Bank shall promptly notify Company subsequent to Bank exercising any such set-off.

ARTICLE IX

REIMBURSEMENT OF EXPENSES; INDEMNITY

The Company shall:

Section 9.1.Cost of Enforcement. Pay all reasonable costs and expenses of the Bank, including reasonable attorney’s fees, in connection with the enforcement of this Agreement, the Note, and other documents and instruments related hereto.

Section 9.2.Payments of Taxes. Pay, and hold the Bank and any holder of the Note harmless from and against, any, and all, present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save the Bank and the holder or holders of the Note harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

Section 9.3.Indemnification. Indemnify, pay and hold harmless the Bank and any of its officers, directors, employees or agents and any subsequent holder of the Note from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (the “Indemnified Liabilities”) (excluding any such Indemnified Liabilities resulting from failure by the Bank to perform any of its obligations under this Agreement, the Note, or any other document referred to herein as established in a suit between the Company and the Bank which may be the same suit in which indemnification is being sought hereunder by the Bank and any liabilities arising from the Bank’s gross negligence or willful misconduct) which may be imposed upon, incurred by or asserted against the Bank or such holder in any way relating to or arising out of this Agreement, the Note, or any other document referred to herein or any of the transactions contemplated hereby or thereby to the extent that any such Indemnified Liabilities result (directly or indirectly) from (i) the inaccuracy or incompleteness of any representation or warranty made by the Company in this Agreement or any schedule, statement, Exhibit or certificate furnished by the company pursuant to this Agreement or (ii) the failure by the Company to observe or perform any term or provision of this Agreement or of any agreement executed in connection herewith, including without limitation any claims made, or any actions, suits or proceedings commenced or threatened, by or on behalf of any creditor (excluding the Bank and the holder or holders of the Note), security holder, shareholder, mortgagor, customer (including, without limitation, any person or entity having any dealings of any kind with the Company), trustee, director, officer, employee and/or agent of the Company acting in such capacity, the Company or any governmental regulatory body or authority.

ARTICLE X

DELIVERIES OF COLLATERAL DOCUMENTS

Section 10. 1. Delivery of Collateral Documents. The Bank reserves the right to exclusively deliver Pledged Mortgage Loans to an Investor under a Purchase Commitment with respect thereto for its examination and purchase, against a bailee letter substantially in the form attached hereto as Exhibit D. In addition, the Bank may deliver any document relating to the Collateral to the Company for correction or completion against a properly executed trust receipt in the form approved by the Bank with instructions to the Company to either return the corrected document to the Bank within ten (10) calendar days after such delivery or redeem the Mortgage Loan from pledge. In the case of deliveries of Pledged Mortgage Loans by the Bank, the Company shall deliver to the Bank a letter, to accompany the delivery, confirming the security interest of the Bank and designating the Bank as payee under any Purchase Commitment.

Section 10.2. Reserved.

ARTICLE XI

MISCELLANEOUS

Section 11.1.Relationship of Parties. The relationship between Bank and the Company is limited to that of creditor/secured party, on the one hand, and borrower, on the other hand. The provisions herein for compliance with financial covenants and delivery of financial statements, are intended solely for the benefit of Bank to protect its interests as lender in assuring performance of the obligations hereunder, and nothing contained in this Agreement shall be construed as permitting or obligating Bank to act as a financial or business advisor or consultant to the Company, as permitting or obligating the Bank to control the Company or to conduct the Company’s operations, as creating any joint venture, agency, fiduciary, trustee, or other relationship between the parties other than as explicitly and specifically stated in this Agreement. The Company acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein. The Company further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to execute and deliver this Agreement.

Section 11.2.Recourse. The Company acknowledges and agrees that it is fully liable for repayment of all Advances and all sums due hereunder or under the Note and for performance of all obligations contained in this Agreement.

Section 11.3.Notices. All notices, demands, consents, requests and other communications required or, permitted to be given or made hereunder (collectively, “Notices”) shall, except as otherwise expressly provided hereunder, be in writing and shall be delivered in person, or mailed, first class, return receipt requested, postage prepaid, or by overnight delivery service or by facsimile or other telecommunications device addressed to the respective parties hereto at their respective addresses hereinafter set forth or, as to any such party, at such other address as may be designated by it in a Notice to the other. All Notices shall be conclusively deemed to have been properly given or made when duly delivered, in person or by facsimile or other telecommunications device, on the next business day if sent by overnight delivery service, or, if mailed, on the third Business Day after being deposited in the mails or when delivered to the telegraph company, addressed as follows:

if to the Company:	Franklin Credit Management Corporation
101 Hudson Street
Jersey City, NJ 07302
Attention: Mr. Gordon Jardin
C.E.O
Facsimile No. 212.625.9830

with a copy to:	Franklin Credit Management Corporation
101 Hudson Street
Jersey City, NJ 07302
Attention: Kevin Gildea
General Counsel
Facsimile No. 212.625.9830

if to the Bank:	Sky Bank
110 East Main Street
Salineville, Ohio 43945
Attention: Mr. Jerry S. Sutherin
Senior Vice President
Facsimile No. 330.679.2377

with a copy to:	Sky Financial Group, Inc.
221 South Church Street
Bowling Green, OH 43402
Attention: General Counsel
Facsimile No. 419.254.6345

Section 11.4.Terms Binding Upon Successors; Survival. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. All representations, warranties, covenants and agreements herein contained on the part of the Company shall survive the making of any Advance and the execution of the Note, and shall be effective so long as the Commitment is outstanding or there remains any obligation of the Company hereunder or under the Note to be paid or performed.

Section 11.5.Assignment. This Agreement may not be assigned by the Company without the written consent of Bank. This Agreement and the Note, along with the Bank’s security interest in any or all of the Collateral, may, at any time, be transferred or assigned, in whole or in part, by the Bank, and any such transferee or assignee thereof may enforce this Agreement, the Note and such security interest.

Section 11.6.Amendments. This Agreement may not be modified or amended or waived unless such modification, waiver or amendment is in writing signed by the parties.

Section 11.7.No Waiver; Remedies Cumulative. No failure or delay on the part of the Company or the Bank or any holder of the Note in exercising any right, power or privilege hereunder and no course of dealing between the Company and the Bank or the holder of the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Company or the Bank or the holder of the Note would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank or the holder of the Note to any other or further action in any circumstances without notice or demand.

Section 11.8.Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included.

Section 11.9.Participations. The Bank may from time to time sell or otherwise grant participations in the Note, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of the Bank and (ii) may exercise any and all rights of setoff or banker’s lien with respect thereto, in each case as fully as though the Company were directly indebted to the holder of such participation in the amount of such participation; provided, however, that the Company shall not be required to send or deliver to any of the participants other than the Bank any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall it have to act except in compliance with the instructions of the Bank.

Section 11.10.Integration. This Agreement, together with the Note, and other documents executed pursuant to the terms hereof, constitute the entire agreement between the parties hereto, with respect to the subject matter hereof.

Section 11.11.Additional Instruments, etc. The Company shall execute and deliver such further instruments and shall do and perform all matters and things necessary or expedient to be done or observed for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.

Section 11.12.Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the Note shall be construed in accordance with and governed by the laws of the State of Ohio.

Section 11.13.Company Information. The Company hereby authorizes the Bank to provide any Affiliate of the Bank with information regarding the Company, including copies of documents, financial statements, corporate records and reports, obtained by the Bank from the Company or any other entity during the course of the negotiation or administration of this Agreement.

Section 11.14.Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterpart signature pages, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same instrument.

Section 11.15.Privacy and Security. Bank acknowledges that the Company and its affiliates are required to safeguard nonpublic personal information of their respective customers. This duty to safeguard personal information requires the Company and its affiliates to ensure that third parties who may observe or obtain nonpublic personal information also safeguard this information to the same extent. Accordingly, Bank agrees and represents and warrants the Bank shall, at all times, comply with the requirements of the Gramm-Leach-Bliley Act, Pub. L. 106-102, as amended, and its implementing regulations, with respect to maintaining the confidentiality and security of nonpublic personal information of the Company’s customers in connection with the Bank’s rights under this Agreement. Bank acknowledges that all documents and information furnished to or obtained by Bank, whether in written or verbal form, relating to the personal, non-public information of the Company’s customers (collectively, the “Confidential Information”), constitute valuable assets of, and are proprietary to, the Company and its affiliates. Accordingly, Bank agrees not to disclose (whether directly or indirectly) or use any Confidential Information except as required to carry out its duties under the Agreement or as required by law. Third party disclosures made in the ordinary course of Bank’s business are permitted, provided they are solely in furtherance of Bank’s duties under this Agreement and are made to a party bound by privacy and security provisions consistent herewith. Bank agrees to establish and maintain procedures reasonably designed to assure the security of all Confidential Information. This Privacy and Security Section 11.15 shall survive termination of the Agreement.

[This space has been left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY: FRANKLIN CREDIT MANAGEMENT CORPORATION

By
Printed Name:
Title:

BANK: SKY BANK

By
Printed Name: JERRY SUTHERIN
Title: SENIOR VICE PRESIDENT

EXHIBIT A

PROMISSORY NOTE

$40,000,000.00	Date: August 11, 2006

FOR VALUE RECEIVED the undersigned (herein called the "Company”), hereby promises to pay to the order of Sky Bank (the "Bank" or, together with its successors and assigns, the "Holder”) at Sky Bank, P.O. Box 5399 East Liverpool, Ohio 43920, or at such other place as the Holder may designate from time to time, the principal sum of Forty Million Dollars ($40,000,000.00) or so much thereof as may be outstanding from time to time at such times and in such amounts as set forth in the Flow Warehousing Credit and Security Agreement of even date herewith, as the same may be amended from time to time, between the Company and the Bank (the "Agreement”). The unpaid principal balance of Advances shall bear interest, payable monthly, on the fifth (5th) day of each month, from the date of such Advance until paid in full, at a floating per annum rate of interest (the “Floating Rate”) from time to time which is fifty (50) basis points less that the Index. The interest rate charged herein shall be adjusted monthly, effective on the first (1st) day of each month, based upon the Index in effect on the last Business Day of the then prior month. As used herein, the term “Index” shall mean the independent index, which is the Prime Rate as published from time to time in the Money Rates Column of The Wall Street Journal. If more than one such prime rate or a range of prime rates is published, the highest prime rate will be used when calculating the Index, and if The Wall Street Journal ceases to publish the Prime Rate, Lender and Company will mutually and reasonably agree upon an independent, replacement source for determining the Prime Rate when calculating the Index. All interest and transaction fees will be deducted from the proceeds remitted from an Investor, if any, to the Bank on each individual Advance. In the event the total sum of the Advance plus such fees and interest exceeds the remittance amount received from the Investor, the deficit amount shall be deemed in arrears and will be payable to the Bank on the fifth day of each month. All payments hereunder shall be made in lawful money of the United States and in immediately available funds.

Interest will be billed monthly and will be due within ten (10) days of the issuance of the relevant monthly billing statement.

Interest shall be computed on the basis of a 360-day year and applied to the actual number of days in each interest calculation period.

If any payment required to be made by the Company hereunder becomes due and payable on a Saturday, Sunday or holiday, the due date thereof shall be extended to the next succeeding business day and interest hereon shall be payable at the then applicable rate during such extension. The holder of this Note is hereby authorized to record the date and amount of each payment of principal and interest, and applicable interest rates and other information with respect thereto, on the schedules annexed to and constituting a part of this Note and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided however, that the failure to make a notation or the inaccuracy of any notation shall not limit or otherwise affect the obligations of the Company hereunder.

Unless otherwise required by law, payments may be applied by Bank to the interest due hereunder at the applicable rate set forth above, the principal of this Note, and to any other amounts which may be due pursuant to any of the terms, provisions, conditions, or covenants of this Note or of the Agreement in such order as Bank may determine from time to time at its sole discretion.

1

This Note is the note referred to in the Agreement and has been issued under, is subject to the terms, conditions and covenants thereof, including without limitation the requirement for monthly interest payments and mandatory payments of principal as described in the Agreement, and is entitled to the benefits thereof, provided, however, reference to the Agreement does not affect or impair the absolute and unconditional obligation of the Company to pay the principal and interest of this Note when due. Capitalized terms used herein without definition shall have the meanings given them in said Agreement.

Upon failure of the Company to pay any payment due hereunder in full when due or upon the occurrence of any Event of Default specified in the Agreement, the entire unpaid principal balance hereof plus accrued and unpaid interest thereon shall, at the option of the Bank, mature and become immediately due and payable all in accordance with the terms of the Agreement.

This Note may be prepaid in whole or in part at any time without premium or penalty.

The Company hereby agrees to pay, in addition to all of the sums of money due hereunder, all costs of collection and reasonable attorneys' fees; whether suit be brought or not, and all other amounts due under the Agreement, if this Note is not paid in full when due, whether at the stated maturity or by acceleration. No provision hereof may be waived or modified orally, but all such waivers, or modifications shall be in writing.

The Company hereby waives presentment-for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be construed and enforced in accordance with the laws of the State of Ohio, without reference to its principles of conflicts of law. For any action or dispute arising under this Note or in connection herewith, the Company hereby irrevocably submits to, consents to, and waives any objection to, the jurisdiction of the courts of the State of Ohio or the United States Courts for the Northern District of Ohio.

In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

2

IN WITNESS WHEREOF, the Company has executed this Note to be effective as of the day and year first above written.

FRANKLIN CREDIT MANAGEMENT CORPORATION

By: _______________________________
Printed Name:
Title:

3

EXHIBIT B

ADVANCE REQUEST FORM

See attached form.

EXHIBIT C

PROCEDURES FOR RECIEPT AND REVIEW OF DOCUMENTS FOR WAREHOUSE RESIDENTIAL MORTGAGE LOANS

As the portfolios of loans are submitted to Franklin Credit Management Corporation for preliminary due diligence and indicative pricing, the following steps must occur:

1)
A monthly pipeline or projections report must be submitted to Sky Bank by the 25th of each month detailing the anticipated fundings for the following month. Inclusive of this report shall be the number of anticipated proposals, seller, loan files within each proposal, expected funding date, conditional bid price and loan characteristics.

2)
At least three (3) Business days prior to anticipated funding, Franklin must provide to Sky, a due diligence review package consisting of a loan proposal, loan level detail, loan level detail and pricing updated FICO scores, independent BPO reviews as dictated by Franklin Policies and Procedures, loan-level due diligence sheets and other supplemental information as deemed necessary by Sky bank.

3)
Once all information is compiled and submitted, Sky Bank shall be responsible for review according to internal policy guidelines. Funding approval shall be in the sole discretion of Sky Bank. Assuming approval, funding will take place within three (3) Business days of receipt of the entire due diligence package as described above.

Upon the request of the Bank, for any Mortgage Loan for which the Bank has a reasonable concern regarding the underwriting thereof, the Company will provide, and Sky Bank or Custodian shall receive, the following pre-closing documents in a time deemed satisfactory by both the Bank and Company:

Approved Loan Proposal
•	Certified copy of the Mortgage
•	Faxed copy of the executed note
•	Preliminary title commitment, where applicable
•	Application - 1003
•	Loan Summary - 1008
•	Credit Report along with three corresponding FICO scores
•	Verified collateral insurance
•	Appraisal

•	Flood Determination
•	Flood insurance (if necessary)
•	VOE, where applicable
•	VOM, where applicable
•	VOD, where applicable
•	Assignment of Mortgage to Company and all intervening assignments, where applicable

With respect to each Pledged Mortgage Loan, the Collateral Documents shall include each of the following items, which shall be available for inspection by the Bank and which shall be delivered to the Bank or the Custodian within three (3) business days of funding:

(a) a lost note affidavit in a form acceptable to the Bank; or the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the last endorsee, endorsed “Pay to the order of _________, without recourse” and signed in the name of the last endorsee by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Company that state law so allows;

(b) the original of any guarantee executed in connection with the Mortgage Note;

(c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

(d) the originals or certified copy of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

(e) the original assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The assignment of Mortgage shall be delivered in blank;

(f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the last endorsee, with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment. In the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment shall be included;

(g) (i) for first mortgage financing, the original mortgagee policy of title insurance or, for up to a reasonable period of time following the recordation of the mortgage, a marked up title commitment for a mortgagee title insurance policy, and (ii) for second mortgage financing, one of the following: (w) an original mortgagee title insurance policy or marked up commitment, as described in clause (i) above, (x) a mortgagee title insurance policy insuring the first mortgage but not the second mortgage, but showing the second mortgage of record, (y) a title commitment showing no matters not satisfactory to the Bank, or (z) other evidence of the title satisfactory to the Bank in its discretion.  In a situation where a mortgagee title insurance policy is required but unavailable, a copy of the policy certified as true and complete by the title insurance company shall suffice.

(h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any; and

(i) where applicable, the Mortgage Identification Number (“MIN”) for each Mortgage Loan registered on the MERS® System to track the transfer of ownership and/or servicing rights to the Company

From time to time, the Company shall cause to be forwarded to the Custodian additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan. All such mortgage documents held by the Custodian as to each Mortgage Loan shall constitute the “Collateral Documents”

EXHIBIT D

BAILEE LETTER

__________________, 2006

NOTICE OF BAILMENT

__________________
__________________
__________________
__________________

Re: Franklin Credit Management Corporation Flow Transaction Loans-

Ladies and Gentlemen:

You are hereby notified that the enclosed original promissory notes with respect to the referenced loan together with certain other documents comprising the related file with respect to that loan (the “Mortgage Documents”) being hereby delivered to you herewith are to be held by you as agent of Custodian and subject to the terms of the Bailee Letter, as defined herein.

Any funds wired by Takeout Investor in accordance with the Bailee Letter shall be transmitted in immediately available funds to:

Sky Bank
ABA: 041201936
Account #: 3000 1015040
Account Name: Wire Clearing-Specialty Lending Group- Attn Elaine Ramsey

Any Mortgage Documents (or portion thereof) being returned in accordance with the Bailee Letter shall be sent to the Custodian by overnight courier to: Sky Bank; 110 East Main Street, Salineville, Ohio 43945-0110, no later than thirty (30) calendar days after the date hereof.

If you have any further questions, please feel free to call Elaine Ramsey at 330-679-3862 .

Sincerely,

Jerry S. Sutherin
Vice President, Specialty Lending Group
Sky Bank

A-1

EXHIBIT E

POWER OF ATTORNEY

Franklin Credit Management Corporation ("Company") hereby appoints Sky Bank ("Bank") as its true and lawful attorney-in-fact to act in the name, place and stead of Company for the purposes set forth below. This Power of Attorney is given pursuant to a certain Warehouse Credit and Security Agreement (Amended and Restated) by and between the Company and Bank dated August 11, 2006, (the "Agreement") to which reference is made for the definition of all capitalized terms herein.

Now, therefore, Company does hereby constitute and appoint Bank the true and lawful attorney-in-fact of Company in Company's name, place and stead with respect to each Mortgage Loan purchased pursuant to the Agreement for the following, and only the following, purposes:

1.
To execute, acknowledge, seal and deliver deed of trust/mortgage note endorsements, assignments of deed of trust/mortgage and other recorded documents, satisfactions/releases/reconveyances of deeds of trust/mortgages, tax authority notifications and declaration, deeds, bills of sale, and other instruments of sale, conveyance and transfer, appropriately completed, with all ordinary or necessary endorsements, acknowledgments, affidavits, and supporting documents as may be necessary and proper to effect its execution, delivery, conveyance, and recordation of filing.

2.
To execute and deliver affidavits of debt, substitutions of trustee, substitutions of counsel, non-military affidavits, notices of recession, foreclosure deeds, transfer tax affidavit, affidavits of merit, verifications of complaint, notices to quit, bankruptcy declarations for the purpose of filing motions to lift stays and other documents or notice filings on behalf of Company in connection with foreclosure, bankruptcy and eviction actions.

3.	To endorse and/or assign any borrower or mortgagor's check or negotiable instrument received by Bank as a payment under a Mortgage Loan.

Company intends that this Power of Attorney be coupled with an interest and is not revocable.

Company further grants to its attorney-in-fact full authority to act in any manner both proper and necessary to exercise the foregoing powers, and ratifies every act that Bank may lawfully perform in exercising those powers by virtue hereof.

Company further grants to its attorney-in-fact the power of substitution and revocation of another party for the purpose and only the purpose of endorsing or assigning notes or security instruments in Company’s name, and Company hereby ratifies and confirms all that the attorney-in-fact, or substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and its rights and powers.

Bank shall indemnify, defend and hold harmless Company, its successors and assigns, from and against any and all losses, costs, expenses (including, without limitation, reasonable attorneys' fees), damages, liabilities, demand or claims of any kind whatsoever ("Claims") arising out of, related to, or in connection with (i) any act taken by Bank pursuant to this Limited Power of Attorney, which act results in a claim solely by virtue of the unlawful use of this Limited Power of Attorney (and not as a result of a claim related to the underlying instrument with respect to which this Limited Power of Attorney has been used), or (ii) any use or misuse of this Limited Power of Attorney in any manner or by any person not expressly authorized hereby.

IN WITNESS WHEREOF, Company has executed this Power of Attorney this 11th day of August 2006.

Company: Franklin Credit Management Corporation

______________________________

By: ___________________________

Title:__________________________

STATE OF	)
):ss.
COUNTY OF	)

On this_____ day of _________, ____, before me, a notary public, the undersigned officer, personally appeared ______________________________ who acknowledged himself/herself to be the ________________________________ of ___________________________, a __________________ corporation, and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as such officer.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

________________________________________
Notary Public

My commission expires on ___________________________.

EXHIBIT F

LOCK BOX TERMS

A. Lockbox Service. The lockbox service (the “Service”) will operate through a U.S. Postal Service box in the Company’s name (the “Lockbox”) and Company’s demand deposit accounts at Bank (the “Accounts”) which are designated herein below, and which Accounts are subject to Bank’s standard deposit account agreements. Company authorizes Bank and its employees, representatives or authorized agents to (i) pick up and transport from the Post Office mail addressed to the Lockbox, and (ii) open such mail and process its contents according to the Lockbox processing procedures which will be agreed to by Bank and the Company.

B. Company’s Obligations. Company agrees to provide Bank, its employees, representatives or authorized agents with unrestricted and exclusive access to the Lockbox. Company agrees to follow the recommendations and specifications outlined in the Processing Procedures relating, without limitation, to document specifications for the remittance documents to be submitted to the Lockbox. Insofar as the performance of Services under this Agreement by Bank requires data, documents, information or materials of any nature to be furnished by Company, or for Bank personnel, Company hereby agrees to furnish all data, documents, information, and materials and to perform all such acts and to make appropriate personnel, records and facilities available to Bank, within such time and in such form or manner as may reasonably be necessary in order to enable Bank to perform the required Services promptly and in a workmanlike manner.

C Deposits. Bank will deposit all items which comply with the processing procedures agreed to by Bank and Customer for credit to Company’s Account with Bank. Company authorizes Bank to endorse checks and other payment instruments received (the “Remittances”) and to deposit such instruments in the Accounts. If any payee is a legal entity other than Company, Company represents and warrants to Bank that Company has the proper authorization from such payee to have such check endorsed for deposit, and deposited into the Account, and Company agrees to indemnify Bank against any losses, liabilities, damages, claims, demands, obligations, actions, suits, judgments, penalties, costs or expenses, including, but not limited to, attorneys’ fees (collectively “Losses and Liabilities”), suffered or incurred by Bank as a result of, or in connection with, Company’s failure to have such authorization. Further, the Bank may accept checks and other instruments for deposit to the Account without endorsement. Company represents and warrants to Bank that the endorsements of all items received through this Service are proper and valid and that Company has a right to receive such items for deposit to the Account. Company agrees to notify Bank no later than ten (10) calendar days after Company receives an advice of deposit, if there is any error in such advice, and no later than thirty (30) calendar days after Company receives a bank statement on the Account, if such statement contains an error or fails to show a deposit that should have been made during the time period covered by such statement.

D. Account Documentation. Company understands that this Agreement covers Lockbox Services as described herein and does not cover the handling of the Accounts and the processing of checks drawn on the Account or the availability of the deposits made to the Accounts. The Accounts will be subject to, and Bank’s operation of the Accounts will be in accordance with, the terms and provisions of Bank’s deposit account agreements and the account rules and regulations governing the Accounts (collectively the “Account Agreements”), copies of which Company acknowledges having received, and shall be subject to the Master Credit Agreement to which this Lock Box Terms agreement is attached.

E. Reasonable Care. As to property of Company in Bank’s possession Bank shall be liable only for the exercise of reasonable care in safekeeping the same and restricting access to authorized persons of information relating to Company’s business or the business of any of Company’s customers which may be received in the course of rendering the Service hereunder.

F. Mail Collection. Bank shall collect the mail from the Lockbox in accordance with Bank’s post office schedule, as such schedule may change from time to time.

G. Limitation of Liability, Indemnity. The Bank will only be liable for damages arising from the Bank’s intentional misconduct or negligence in the performance of this Service. The Bank will not be responsible for any loss, delay, costs or liability which arise, directly or indirectly, in whole or part, from, Company’s actions or omissions, negligence or breach of any agreement with Bank; any ambiguity, inaccuracy or omission in any instruction or information provided to Bank; accidents, strikes, labor disputes, civil unrest, fire, flood, water damage (e.g., from fire suppression systems), or acts of God; or the actions of others or causes that are beyond Bank’s reasonable control. The Bank will not be responsible under any circumstances for special, indirect, or consequential damages, which the Company incurs as a result of the Bank’s actions or omissions, even if the Bank is aware of the possibility for such damage. Any claim, action or proceeding by the Company to enforce the terms of this Agreement or to recover for any Service-related loss or for any losses or liabilities, must be commenced within one year from the date that the event giving rise to the claim, action, or proceeding first occurs. The Company agrees to cooperate with the Bank in any loss recovery effort the Bank undertakes to reduce any loss or liability that arises in connection with the Bank’s Services. Company agrees to indemnify, defend, hold Bank harmless from and against any claim, damage, loss, liability and cost (including, without limitation, reasonable attorneys’ fees) of any kind whatsoever which results directly or indirectly, in whole or in part from: (a) Bank’s actions or omissions, if they are in accordance with the Company’s instructions or the terms of this Agreement; or (b) the actions or omissions of the Company, its agents or employees. This clause shall survive the termination of this Agreement.

Account Information:

Depository Account Number: 0401740085
Other:

Any correspondence between the Company and the Bank concerning normal operations of the Payments Processing and Control service shall be addressed as follows:

Account Name: FCMC General Depository Account

Address:	PMT Processing and Control Service, C/O Elaine Ramsey or Barb Webb
110 E Main Street
Salineville, OH 43945